UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 19, 2005
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina (Address of Principal Executive Offices)	27408 (Zip Code)
Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.
     On October 19, 2005, the Compensation Committee of VF Corporation, made a technical amendment to the definition of the term “retirement” in the VF Corporation 1996 Stock Compensation Plan (the “Plan”). The definition of “retirement” under the Plan was no longer appropriate because employees hired after December 31, 2004, participate in a new defined contribution plan, and not in the VF Pension Plan, but the term “retirement” was previously defined as employment separation and commencement of payments under the VF Corporation Pension Plan. The technical amendment to Section 2.23 of the Plan to address this situation reads as follows:
“Retirement” (a) With respect to any Award made prior to October 19, 2005 (the date of amendment of this definition), employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder and (b) with respect to any Award made on or after October 19, 2005, employment separation from the Company or any of its Subsidiaries after attaining age 55 and at least 10 years of service with the Company and/or any of its Subsidiaries.
     On October 20, 2005, the Board of Directors of VF Corporation determined that, effective January 1, 2006, compensation for non-employee members of the Board of Directors for 2006 will be as follows: an annual retainer of $45,000 payable quarterly (unchanged from 2005), plus a fee of $1,500 for each meeting attended (increased from $1,250 in 2005), plus an annual grant of 5,800 stock options (increased from 5,400 in 2005); for service as Chairman of any Committee of the Board, an annual retainer of $5,000 payable quarterly (unchanged from 2005), plus a fee of $1,500 (increased from $1,250 in 2005) for each meeting attended; for service as a member of any Committee of the Board, including the Executive Committee, a fee of $1,500 (increased from $1,250 in 2005) for each meeting attended; and for special assignments in connection with Board or Committee activity as designated by the Chairman of the Board from time to time, a fee of $1,000 per day plus reasonable expenses (unchanged from 2005).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VF CORPORATION
By:	/s/ Robert K. Shearer
Robert K. Shearer
Senior Vice President and Chief Financial Officer